EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 25, 2013 (the “Effective Date”), is made by and between Neurotrope BioScience, Inc., a Delaware corporation (the “Company”), and James S. New, a resident of the State of Florida (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive wishes to be employed by the Company, on the terms and conditions set forth herein; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.           Nature of Employment.

(a)        Employment. The Company hereby engages the Executive, effective as of the Effective Date (as defined in that certain Technology License and Services Agreement, dated as of October 31, 2012, by and between the Company, on the one hand, and Blanchette Rockefeller Neurosciences Institute (“BRNI”) and NRV II, LLC, on the other hand (the “License Agreement”)), as a full-time employee to hold the office of President and Chief Executive Officer for the Employment Period (as defined below), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period the Executive shall report to, and shall be subject to the direction of, the Company’s Board of Directors (the “Board”) and shall perform and discharge well and faithfully the duties that the Board may assign to him from time to time (consistent with the position of President and Chief Executive Officer) in connection with the conduct of the Company’s business. If the Executive is elected or appointed a director of the Company or any subsidiary thereof during the Employment Period, the Executive will serve in such capacity without additional compensation, unless otherwise specified.

(b)        Obligations. Throughout the Employment Period, the Executive shall devote the Executive’s full employment energies, interests, abilities and time to the performance of the Executive’s duties and shall not render to others any service of any kind for compensation, unless the Executive receives written consent of the Board. Notwithstanding the foregoing, Executive may (i) serve on civic or charitable boards or committees, (ii) deliver lectures, (iii) fulfill speaking engagements, (iv) teach at educational institutions, and (v) manage personal investments; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement. Subject to the prior written consent of the Board, Executive may also serve as a director of any company or business that does not compete with the Company provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement.

2.           Term and Termination of Employment.

(a)        Term. Subject to prior termination in accordance with this Article 2, the term of this Agreement shall commence on the Effective Date and such term shall continue for four (4) years following the Effective Date (as defined in the License Agreement) (such four (4) year period, the “Employment Period”).

(b)        Termination by Company with Cause.

(1)        During the Employment Period, the Company may terminate Executive’s employment (and this Agreement) at any time for Cause (as defined below).

(2)        As used herein, the term “Cause” shall mean: (i) any material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence or willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (iv) the intoxication of Executive or Executive being under the influence of illegal or illegally obtained drugs during business hours or while on call, or Executive’s habitual drunkenness or addiction to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Executive of any (A) felony or (B) crime or act of moral turpitude; (vi) any action by the Executive that may materially impair or damage the reputation of the Company; (vii) insubordinate disregard of any lawful direction given to the Executive by the Board; or (viii) failure or refusal to comply with the Company's policies and procedures.

(3)        Upon termination by Company for Cause during the Employment Period, Executive shall be entitled only to accrued and unpaid Salary (as defined below) through the date of termination and payment for any unused vacation or leave accrued through the date of termination of employment (“For Cause Compensation”).

(c)        Termination by Company without Cause or by Executive for Good Reason.

(1)        During the Employment Period, the Company may terminate Executive’s employment (and this Agreement) at any time without Cause and the Executive may resign for Good Reason (as defined below).

(2)        In the event that during the Employment Period, the Company terminates Executive’s employment without Cause or the Executive resigns his employment for Good Reason (as defined below), then Executive shall be entitled to the following (“Good Reason Compensation”): (i) severance in a lump sum equal to one (1) year’s Salary to be paid to Executive twenty-one (21) days after the date of such termination or resignation, as applicable (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code) and payment for any unused vacation or leave accrued but unused through the date of termination or resignation, as applicable; and (ii) in the event the Executive elects to continue coverage for himself and his family under the Company’s health insurance plan pursuant to COBRA (or, if the Company has not yet adopted such a plan, then under his individual family health insurance plan pursuant to Section 3(d)), the Company shall pay for such health insurance for a period of one (1) year from the date of termination or resignation, as applicable (or until such earlier date as Executive discontinues COBRA coverage), provided that such payment shall not exceed the amounts paid or payable by the Company for Executive’s health insurance plan during the twelve (12) month period immediately preceding such termination or resignation (and Executive shall be responsible for the payment of all amounts in excess thereof with respect to such health insurance plan).

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(3)        As used herein, the term “Good Reason” shall mean the happening of any of the following events:

(i)	the material diminution of Executive’s title, duties or responsibilities with the Company;

(ii)	the Company’s material breach of any of its obligations under this Agreement; provided however, that the Executive shall have given Company written notice of any such ground(s) for Good Reason set forth in the foregoing clauses (i), (ii) or (iii), and Company shall have failed to cure such ground(s) (if curable) within twenty- one (21) days after the date of such notice. If the ground(s) for Good Reason is cured in all material respects within the twenty- one (21) day period, it shall be deemed for all purposes that such ground(s) for Good Reason has not occurred; or

(iii)	the Company’s election to repurchase any portion of Executive’s unvested equity pursuant to Section 6B of that certain Common Stock Purchase Agreement by and among the Company, the Executive and Northlea Partners LLLP (the “Common Stock Purchase Agreement”).

(d)         Termination by Executive (Resignation).

(1)        At any time during the Employment Period, Executive may terminate his employment (and this Agreement) without Good Reason by giving not less than thirty (30) days prior written notice of such termination to Company.

(2)        In the event Executive voluntarily terminates his employment without Good Reason at any time during the Employment Period, Executive shall be entitled only to the compensation and benefits set forth in Section 2(b) of this Agreement; provided, Executive’s right to any equity will be governed by the Common Stock Purchase Agreement.

(e)         Termination of Employment by Reason of Death or Disability. If Executive shall die or become permanently disabled such that he cannot perform his duties or responsibilities during the Employment Period as required under this Agreement, this Agreement shall terminate automatically as of the date of death or disability, and Company shall pay and/or deliver to Executive’s legal representative the compensation and benefits under Section 2(b), which would otherwise be payable to Executive up to the end of the month in which death or disability occurs.

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(f)         Termination Prior to the Employment Period. This Agreement shall automatically and immediately terminate upon any termination of (i) that certain Independent Contractor Agreement by and between the Company and Execute, dated as of the Effective Date (the “Independent Contractor Agreement”) or (ii) prior to the commencement of the Employment Period, the License Agreement. In the event that, other than during the Employment Period, the Executive’s employment (and this Agreement) is terminated pursuant to this Article 2 or Executive resigns pursuant to this Article 2, Executive shall not be entitled to any compensation or benefits under this Agreement.

(g)        Other Benefits. Except as otherwise expressly provided herein, (i) Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the date of termination or expiration of this Agreement or resignation of the Executive and (ii) all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination or expiration of this Agreement or resignation of Executive shall cease and be forfeited as of such date, other than those expressly required under applicable law.

3.           Compensation and Benefits.

(a)        Prior to the Employment Period. Prior to the commencement of the Employment Period, Executive shall not be considered an employee of the Company and Executive shall not be entitled to any salary, reimbursements, vacation days or other compensation or benefits.

(b)         Salary. During the Employment Period, Executive shall receive an initial annual salary in the amount of two hundred fifty thousand dollars ($250,000) which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time (“Salary”), and shall be prorated during the year in which the Employment Period commences. Beginning on the later of (i) the second anniversary of the commencement of the Employment Period, and (ii) the closing of the B Round Financing (as defined in the License Agreement) (such date hereinafter referred to as the “Salary Increase Date”), the Salary shall be increased to three hundred thousand dollars ($300,000).

(c)        Bonus. In addition to the Salary, the Executive shall be entitled to receive an annual guaranteed cash bonus (“Bonus”) equal to: (i) fifty thousand dollars ($50,000) per annum for all periods during the Employment Period but prior to the Salary Increase Date; and (ii) one hundred thousand dollars ($100,000) per annum for all periods after the Salary Increase Date. The Bonus shall be paid not later than each anniversary of the date of the commencement of the Employment Period and shall be prorated between the foregoing amounts during the year in which the Salary Increase Date occurs.

(d)       Fringe Benefits. The Company shall also make available to the Executive, throughout the Employment Period, such benefits and perquisites as are generally provided by the Company to its executives; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy. In addition, during the Employment Period and prior to such time as the Company implements a group health insurance plan for its employees, the Company shall reimburse Executive for the cost of family and Blue Shield of Florida, up to a maximum of one thousand two hundred fifty four dollars ($1,254) per month, and the Company shall pay Executive a gross-up with respect to taxes actually paid by Executive with respect to such reimbursement that are evidenced by written documentation provided to the Company.

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(e)        Expenses. During the Employment Period, the Company shall reimburse the Executive, upon presentment by the Executive to the Company of appropriate receipts and vouchers therefor, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder. Without limiting the generality of the foregoing, it is expressly agreed that the Company shall reimburse Executive for business-class air travel on all international flights he takes in the performance of his duties hereunder during the Employment Period.

(f)        Reimbursement of Legal Fees. Promptly following the commencement of the Employment Period, the Company shall reimburse the Executive for legal fees he has incurred in connection with the negotiation and drafting of this Agreement and the Common Stock Purchase Agreement, provided that the maximum amount of such reimbursement shall be ten thousand dollars ($10,000).

(g)       D&O Insurance. As soon as possible following the commencement of the Employment Period (but in no event more than ninety (90) days thereafter), the Company shall, subject to applicable law, acquire and maintain D&O insurance in favor of each officer of the Company (including Executive) and each member of the Board, with coverage of at least twelve million dollars ($12,000,000).

4.           Vacation, Personal Days and Sick Days.

During the Employment Period, the Executive will be entitled to holidays, personal days and sick days in accordance with the Company’s standard policies and procedures in effect from time to time. The Executive will also be entitled to four (4) weeks of paid vacation during each rolling twelve (12) month period following the date of the commencement of the Employment Period.

5.           Nondisclosure of Confidential and Proprietary Information.

(a)        Obligation to Maintain Confidentiality. The Executive acknowledges that during the term of the Employment Period, Executive will have access to and possession of trade secrets, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its parents, subsidiaries, and affiliates and its and their respective customers, suppliers, manufacturers, collaborators, partners, clients, licensors, licensees, and other business relations. The Executive recognizes and acknowledges that this Confidential Information is valuable, special, and unique to the Company’s business, and that access thereto and knowledge thereof are essential to the performance of the Executive’s duties and responsibilities to the Company. During the Employment Period and thereafter, Executive will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company, its parents, subsidiaries, affiliates, or its or their respective customers, suppliers, manufacturers, collaborators, partners, clients, licensors, licensees, and other business relations, except at the request of the Company. Executive will use no less than a reasonable standard of care to prevent disclosing to third parties any Confidential Information.

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(b)        Definition. The term “Confidential Information” shall mean trade secrets, confidential data and confidential information relating to the business of the Company, its parents, subsidiaries, or affiliates or its or their respective customers, suppliers, manufacturers, collaborators, partners, clients, licensors, licensees, and other business relations, that is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s employment with the Company and that has value to the Company and is not generally known to the competitors of the Company and includes but is not limited to information (including in written form, in digital form, in graphic form, in electronically stored form, or in oral transmission or memorization) concerning the Company’s business or operations plans, strategies, portfolio, prospects or objectives, structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations, research and development, financial records and information, and Inventions (as defined below).

(c)        Third Party Information. The Executive further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with Executive’s duties and responsibilities required under this Agreement for the Company, unless expressly authorized by the Company in writing.

(d)        Treatment and Ownership of Confidential Information. The Executive shall store and maintain all Confidential Information in a secure place. On the termination or expiration of the Employment Period, Executive shall, at the Company’s option, promptly deliver to the Company or destroy all records, data, information, and other documents, in any form or medium, produced or acquired by Executive during the Employment Period, and all copies thereof. Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company. Upon termination or expiration of the Employment Period, Executive shall make no further use of any Confidential Information on his or his own behalf or on behalf of any other person or entity other than the Company.

(e)        Use of Information of Prior Employers. At no time will Executive improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, or bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

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6.           Assignment of Inventions and Intellectual Property.

(a)        Developments. The term “Developments” shall mean information, materials, systems, processes, formulae, formulations, compositions, biomarkers, functional specifications, technology, computer software (including source code, executable code, pseudocode, algorithms, firmware, interfaces, data, databases, and documentation), programs and displays, know-how (including all biological, chemical, pharmacological, toxicological, clinical, manufacturing assay and related data), ideas, works of authorship, creations, manuscripts, innovations, apparati, methods, protocols, reports, improvements, discoveries, inventions, developments, designs, techniques, marketing plans, strategies, forecasts, new and proposed products and technologies, unpublished financial statements and financial information, business plans, budgets, projections, licenses, prices, costs, training methods and materials, sales prospects, and customer, supplier, manufacturer, collaborator, partner, client, licensor, licensee or other business relation lists and any other work product, together with (i) all causes of action for past, present or future infringement, misappropriation or violation of any of the foregoing and (ii) all goodwill in connection with any of the foregoing.

(b)        Ownership of Developments. In consideration of Executive’s employment, Executive expressly acknowledges and agrees that the Company shall have exclusive, unlimited ownership rights to all Developments created, prepared, derived or developed in connection with, or arising from, Executive’s employment relationship with the Company (whether solely or jointly with others, whether original or considered enhancements, improvements or modifications, whether or not completed, (whether on or after the Effective Date), and whether or not protectable as trade secrets or confidential information, service marks or trademarks, or patent, copyright, mask work or any other intellectual industrial or other form of property protection or proprietary rights) (“Inventions”). Executive further expressly acknowledges and agrees that all such Inventions shall be deemed made in the course and scope of Executive’s employment with the Company and shall belong exclusively to the Company, with the Company having the sole right to obtain, hold and renew, in its own name and for its own benefit, all registrations and other protections that may be available by contract, license, law, equity and/or regulation. Any copyrightable Invention shall be deemed a "work made for hire" under the copyright laws of the United States (17 U.S.C. 101 et seq.), and the Company shall own all rights therein. To the extent that exclusive title or ownership rights in any Inventions do not originally vest in the Company as contemplated, Executive hereby irrevocably assigns, transfers and conveys (and shall assign, transfer and convey in the future) to the Company all right, title and interest in and to such Inventions (including all intellectual property and other rights therein and thereto); provided, however, that the foregoing assignment shall not apply to any Invention that Executive developed entirely on his own time without using the equipment, supplies, facilities or Confidential Information of the Company, unless such Invention (i) relates at the time of conception or reduction to practice to the Company’s business or actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. Executive shall give the Company all reasonable assistance and shall execute all documents reasonably necessary to assist and enable the Company to perfect, preserve, enforce, register and record its rights with respect to any Invention.

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7.           Disclosure of Inventions and Developments.

(a)        Disclosure. Executive shall promptly disclose Inventions to the Board and shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including the execution of assignments, consents, powers of attorney, and other instruments).

(b)        Pre-Existing Developments. Executive hereby represents and warrants to the Company that Exhibit A to this Agreement lists any and all Developments that (i) are owned by Executive or were created, prepared, derived or developed by Executive (whether solely or jointly with others) prior to the Effective Date, and (ii) relate to the Company’s actual or anticipated business, research or development or products or services (“Pre-Existing Developments”). Executive will not use in connection with his employment with the Company (including in any products or services of the Company), or provide to the Company, any Pre- Existing Developments, without the prior written consent of the Board. To the extent that Executive uses any Pre-Existing Developments in connection with his employment with the Company (including in any products or services of the Company), or provides to the Company any Pre-Existing Developments, Executive hereby grants to the Company a perpetual, irrevocable, transferable, worldwide, fully paid up, royalty-free license, with the right to sublicense, to make, have made, reproduce, copy, sell, offer for sale, import, export, display, perform and prepare derivative works of, such Pre-Existing Developments.

8.           Return of Company Property.

Promptly following the termination or expiration of the Employment Period, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Executive expressly acknowledges and agrees that any property situated on the Company's premises and owned by the Company (including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas) is subject to inspection by Company personnel at any time with or without notice.

9.           Legal and Equitable Remedies.

Because the Executive's services are personal and unique and because the Executive may have access to, and become acquainted with, Confidential Information and Developments of the Company (including Inventions), Executive expressly acknowledges and agrees that (i) a breach or threatened breach of any of Articles 5, 6, 7, 8 or 10 by the Executive would result in irreparable harm for which money damages would be an inadequate remedy, and (ii) the Company will have the right to enforce Articles 5, 6, 7, 8 and 10 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without posting a bond or other security, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company’s remedies under this Article 9 are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

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10.         Non-Disparagement, Non-Competition and Non-Solicitation.

(a)        Non-Disparagement. So long as Executive is an employee of the Company and for a period of twelve (12) months thereafter, he shall not directly or indirectly through another person or entity make any negative or disparaging statements or communications regarding the Company.

(b)        Non-Competition and Non-Solicitation. Executive expressly acknowledges and agrees that during the course of his employment with the Company pursuant to this Agreement, he has and will become familiar with Confidential Information and Developments of the Company (including Inventions) and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that:

(1)        Non-Competition. Until twelve (12) months after Executive is no longer an employee of the Company, Executive shall not, within the United States, or any other country, state or territory in which the Company conducts or plans to conduct business at the time of the expiration or termination of the Employment Period, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business relating to any of the Licensed Technology (as defined in the License Agreement) or any of the diseases, disorders or dysfunctions set forth on Exhibit B or any neurodegenerative diseases, disorders or dysfunctions related thereto (the “Restricted Business”); provided, however, that (i) Executive may own, directly or indirectly, solely as an investment, publicly traded securities of any entity if Executive (A) is not a controlling person with respect to such entity and (B) does not, directly or indirectly, own two percent (2%) or more of any class of the securities of such entity; and (ii) this Section 10(b)(1) shall not prevent Executive from rendering services for an entity that engages in businesses that are both related and unrelated to the Restricted Business, provided that Executive does not directly or indirectly render any services relating to the Restricted Business.

(2)        Non-Solicitation. For so long that Executive is an employee of the Company and for a period of twenty-four (24) months thereafter, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce an employee of, or consultant to, the Company (each such employee or consultant, a “Restricted Employee”) to leave the employ of, or to stop rendering services to, the Company or in any way interfere with the relationship between the Company and any Restricted Employee, (ii) hire any person who was a Restricted Employee of the Company at any time during the Employment Period, (iii) induce or attempt to induce any customer, supplier, manufacturer, collaborator, partner, client, licensor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such any customer, supplier, manufacturer, collaborator, partner, client, licensor, licensee or other business relation of the Company, or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company and with which any of the Company has entertained discussions or has requested and received information relating to the acquisition of such business by the Company in the eighteen (18) month period immediately preceding the date on which Executive ceases to be an employee of the Company; provided, however, that Executive may own, directly or indirectly, solely as an investment, publicly traded securities of any entity if Executive (A) is not a controlling person with respect to such entity and (B) does not, directly or indirectly, own two percent (2%) or more of any class of the securities of such entity.

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(3)        Enforcement. Executive expressly acknowledges and agrees that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services. If, at the time of enforcement of this Article 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. In addition, in the event of a breach or violation by Executive of this Article 10, the time periods referenced in this Article 10 shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

(4)        Additional Acknowledgments. Executive expressly acknowledges and agrees that the provisions of this Article 10 are in consideration of (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive expressly acknowledges and agrees (A) that the restrictions contained in this Article 10 do not preclude Executive from earning a livelihood, (B) that the potential harm to the Company of the non-enforcement of this Article 10 outweighs any potential harm to Executive of its enforcement by injunction or otherwise, (C) that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information and Developments of the Company (including Inventions) now existing or to be developed in the future, and (D) that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographic area.

11.         Notices.

Any notice of communication permitted or required by this Agreement shall be in writing and shall be effective from the date delivered personally or sent via overnight courier or certified mail, return receipt requested:

If to the Company:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Neurotrope BioScience, Inc. c/o William Singer, Secretary

Fax: 312-862-2200

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Copy to (which shall not constitute notice):

Steptoe & Johnson

P.O. Box 1616

Morgantown, WV 26507-1616

Attn: Tom Vorbach

Fax: (304) 598-8116

If to the Executive:

James S. New

10732 Hawk’s Vista St.

Plantation, FL 33324

Copy to (which shall not constitute notice):

Kaiser Saurborn & Mair, P.C.

111 Broadway, 18th Floor

New York, New York 10006

Attn: David N. Mair, Esq.

12.         General.

(a)        Waiver. No waiver by either party to this Agreement of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by either party to this Agreement of any right under this Agreement will be construed as a waiver of any other right. The parties will not be required to give notice to enforce strict adherence to all terms of this Agreement.

(b)        Successors and Assigns. Neither this Agreement nor any of the Executive’s rights, powers, duties, or obligations hereunder may be assigned by the Executive. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and successor shall thereafter be deemed the “Company” for the purpose hereof.

(c)        No Strict Construction; Descriptive Headings; Interpretation. The captions and Article and Section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

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(d)        Choice of Law; Venue. The validity and construction of this Agreement or any of its provisions will be governed by, and constructed in accordance with, the laws of the State of Delaware without regard to its conflicts of law. Executive hereby irrevocably submits to the exclusive jurisdiction of the courts of the United States of America located in the State of Delaware, for the purposes of any action or lawsuit arising out of this Agreement. Executive expressly acknowledges and agrees that service of any process, summons, notice, or document by personal delivery, by registered mail, or by a recognized international express delivery service to Executive’s address set forth in Article 11 shall be effective service of process for any action or lawsuit in the applicable court with respect to any matters to which it has submitted to jurisdiction in this Section 12(d). Executive irrevocably and unconditionally waives any objection to the laying of venue of any action or lawsuit arising out of this Agreement in such court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or lawsuit brought in any such court has been brought in an inconvenient forum.

(e)        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(f)        Complete Agreement. This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter. Any modification to this Agreement must be in writing and must be signed by both parties.

(g)        No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(h)        Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(i)        Executive’s Acknowledgements. Executive hereby expressly acknowledges and represents that (i) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement, and (ii) that the agreements herein are reasonable and necessary for the protection of the Executive and the Company and are an essential inducement to the Company to enter into this Agreement.

(j)        Survival. Article 2 and Articles 5 through 12 shall survive the termination or expiration of the Executive’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

The Executive has read this Agreement carefully and fully understands its terms.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

Neurotrope BioScience, Inc.

By:	/s/ William Singer
	Name:	William Singer
	Title:	Secretary

/s/ James S. New
James S. New

[Signature Page -Employment Agreement]

Exhibit A

Pre-Existing Developments

Exhibit B

•	Pick’s disease
•	Frontal lobe dementia
•	Lewy Body disease
•	Parkinson’s disease
•	Stroke (infarctive and hemorrhagic)
•	Head trauma
•	Mental retardation (including Fragile X and autism spectrum disorders)
•	Depression
•	Huntington’s Chorea
•	Alcoholic brain degeneration (a/k/a Wernicke-Korsakoff syndrome)
•	Diseases, disorders and dysfunctions relating to attention and (including Post Traumatic Stress Disorder)
•	Diseases, disorders and dysfunctions relating to memory (including those resulting from cardiopulmonary bypass or post-operative general amnesia and ischemia)